Exhibit 99.1

MARVELL® ANNOUNCES APPOINTMENT OF ARTURO KRUEGER TO BOARD OF DIRECTORS

SUNNYVALE, CALIFORNIA, (August 10, 2005) — Marvell® Technology Group Ltd. (NASDAQ: MRVL), the leader in development of storage, communications, and consumer silicon solutions, announced today that Arturo Krueger has joined Marvell’s Board of Directors, effective immediately.

Mr. Krueger has more than 40 years of experience in semiconductor business management, including past service as corporate officer for a major, multi-national semiconductor company and current service as a director of the board of QuickLogic Corporation.  Since February 2001, Mr. Krueger has been a consultant to OEM automobile manufacturers and to semiconductor companies that serve global automotive and telecom markets.  Mr. Krueger’s semiconductor management experience includes serving as corporate Vice President and General Manager of Motorola’s Semiconductor Products Sector for Europe, Middle East and Africa (EMEA) from January 1998 until February 2001.  Mr. Krueger holds a Masters of Science degree in Electrical Engineering from the Institute of Technology in Switzerland, and he has studied Advanced Computer Science at the University of Minnesota.

“We are very excited to have Arturo join our Board,” stated Dr. Sehat Sutardja, Marvell’s Chairman, President and CEO.  “With the decades of experience in the semiconductor industry that Arturo has, he is an extremely important addition to our team.  Arturo possesses highly relevant industry knowledge, and we expect that his appointment will benefit our shareholders greatly.  In addition, Arturo will be an invaluable addition to our Governance Committee in his capacity as Chairman, and also to our Audit Committee in his capacity as its third outside director.”

About Marvell

Marvell is the leader in development of storage, communications and consumer silicon solutions. The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and SysKonnect GmbH. MSI is headquartered in Sunnyvale, Calif., and designs, develops and markets products on behalf of MIL and MAPL. MSI may be contacted at (408) 222-2500 or at www.marvell.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This release contains forward-looking statements, including statements regarding the anticipated value of the addition to our Board of Directors. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements. Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements. All such statements are not guarantees of results and are subject to risks and uncertainties. For a discussion of the factors that could cause Marvell’s results to vary from expectations, please see the sections titled “Additional Factors That May Affect Future Results” in Marvell’s annual report on Form 10-K for the year ended January 29, 2005 and Marvell’s subsequent reports on Form 10-Q. We undertake no obligation to revise or update publicly any forward-looking statements.

MARVELL® AND THE MARVELL LOGO ARE TRADEMARKS OF MARVELL.

MEDIA CONTACT

Name: Mike Tate

Title: Vice President and Treasurer

Tel: 408.222.2500

E-mail: mtate@marvell.com